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                                                                    EXHIBIT 10.8

                       XIONICS DOCUMENT TECHNOLOGIES, INC.
                                  XIONICS, INC.
                                70 Blanchard Road
                              Burlington, MA 01803

                                                              September 27, 1995

Fleet Bank of Massachusetts, N.A.
75 State Street
Boston, MA 02109

Gentlemen:

     This letter agreement will set forth certain understandings among Xionics Document Technologies, Inc., a Delaware corporation ("Technologies"), Xionics, Inc., a Delaware corporation ("Xionics") (Technologies and Xionics being hereinafter referred to collectively as the "Borrowers" and individually as a "Borrower") and Fleet Bank of Massachusetts, N.A. (the "Bank") with respect to Revolving Loans and Term Loans (each as hereinafter defined) to be made by the Bank to the Borrowers and with respect to letters of credit which may hereafter be issued by the Bank for the account of one or more of the Borrowers. In consideration of the mutual promises contained herein and in the other documents referred to below, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrowers and the Bank agree as follows:

     I.   AMOUNTS AND TERMS
          -----------------

     1.1. REFERENCE TO DOCUMENTS. Reference is made to (i) that certain $2,000,000 principal amount promissory note (the "Revolving Note") of even date herewith made jointly and severally by the Borrowers and payable to the order of the Bank, (ii) certain term notes (the "Term Notes") in an aggregate principal amount of up to $1,000,000 which are to be made by the Borrowers jointly and severally and which will be payable to the order of the Bank, (iii) that certain Inventory, Accounts Receivable and Intangibles Security Agreement and that certain Supplementary Security Agreement - Security Interest in Goods and Chattels, each of even date herewith, from Technologies to the Bank (collectively, the "Technologies Security Agreement"), (iv) notices of security interests (collectively, the "Technologies Intellectual Property Notices") from Technologies to the Bank relating to the registered trademarks, patents and copyrights of Technologies, if any, (v) that certain Inventory, Accounts Receivable and Intangibles Security Agreement and that certain Supplementary Security Interest - Security Interest in Goods and Chattels, each of even date herewith, from Xionics to the Bank (collectively, the "Xionics Security Agreement") and (vi) notices of security interests (collectively, the "Xionics Intellectual Property Notices") from Xionics to the Bank relating to the registered trademarks, patents and copyrights of Xionics, if any.

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        1.2. THE BORROWING: REVOLVING NOTE. Subject to the terms and conditions hereinafter set forth, the Bank will make loans ("Revolving Loans") to the Borrowers jointly, in such amounts as the Borrowers may request, at the Principal Office of the Bank on any Business Day prior to the first to occur of
(i) the Expiration Date, or (ii) the earlier termination of the within-described revolving financing arrangements pursuant to [Section]5.2 or [Secion]6.7; provided, however, that (1) the aggregate principal amount of Revolving Loans outstanding shall at no time exceed the Maximum Revolving
Amount (hereinafter defined) and (2) the Aggregate Revolving Bank Liabilities (hereinafter defined) shall at no time exceed the Borrowing Base (hereinafter defined). Within such limits, and subject to the terms and conditions hereof, the Borrowers may obtain Revolving Loans, repay Revolving Loans and obtain Revolving Loans again on one or more occasions. The Revolving Loans shall be the joint and several obligations of the Borrowers, shall be evidenced by the Revolving Note and interest thereon shall be payable at the times and at the rate provided for in the Revolving Note.

        1.3. REPAYMENT; RENEWAL. The Borrowers shall repay (and shall be jointly and severally obligated so to repay) in full all Revolving Loans and all interest thereon upon the first to occur of: (i) the Expiration Date or
(ii) an acceleration under [Section]5.2(a) following an Event of Default. The Borrowers may repay, at any time, without penalty or premium, the whole or any portion of any Revolving Loan. In addition, if at any time the Borrowing Base is in an amount which is less than the then outstanding Aggregate Revolving Bank Liabilities, the Borrowers will forthwith prepay (and shall be jointly and severally obligated so to prepay) so much of the Revolving Loans as may be required (or arrange for the termination of such letters of credit as may be required) so that the Aggregate Revolving Bank Liabilities will not exceed the Borrowing Base. The Bank may, at its sole discretion, renew the financing arrangements described in this letter agreement by extending the Expiration Date in a writing signed by the Bank and accepted by the Borrowers. Neither the inclusion in this letter agreement or elsewhere of covenants relating to periods of time after the Expiration Date, nor any other provision hereof, nor any action (except a written extension pursuant to the immediately preceding sentence), non-action or course of dealing on the part of the Bank will be deemed an extension of, or agreement on the part of the Bank to extend, the Expiration Date.

     1.4. TERM LOANS: TERM NOTES. In addition to the foregoing, the Bank may make one or more loans (the "Term Loans") to the Borrowers in an aggregate principal amount of up to $1,000,000. A Term Loan shall be made at the Borrowers' request, no more than once per calendar quarter (except that Term Loans may be made more frequently than once per quarter provided that each Term Loan made in any such quarter shall be in the original principal amount of $100,000 or more), in order to finance costs of Qualifying Equipment acquired by a Borrower within the 90 days preceding the request for such Term Loan (except that the first such request may include Qualifying Equipment acquired more than

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90 days prior to the date thereof so long as such Qualifying Equipment was acquired on or after April 1, 1995), each such Term Loan to be in such amount as may be requested by the Borrowers; provided that (i) no Term Loan will be made after December 1, 1996; (ii) the aggregate original principal amounts of all Term Loans will not exceed $1,000,000; and (iii) no Term Loan will be in an amount more than 80% of the invoiced actual costs of the tangible property constituting the items of Qualifying Equipment with respect to which such Term Loan is made (excluding taxes, shipping, software, installation charges and other "soft costs"). Prior to the making of each Term Loan, and as a precondition thereto, the Borrowers will provide the Bank with: (i) invoices supporting the costs of the relevant Qualifying Equipment; (ii) such evidence as the Bank may reasonably require showing that the Qualifying Equipment has been installed at the Borrowers' Burlington, Massachusetts premises, has become fully operational, has been paid for by a Borrower and is owned by a Borrower free of all liens and interests of any other Person (other than the security interest of the Bank pursuant to a Security Agreement); (iii) evidence satisfactory to the Bank that the Qualifying Equipment is fully insured against casualty loss, with insurance naming the Bank as secured party and first loss payee; and (iv) a duly executed Term Note in the amount of the relevant Term Loan and a satisfactory opinion of counsel relating thereto. Each Term Loan will be evidenced by a Term Note, substantially in the form of item 1.4 of the attached Disclosure Schedule. Each Term Loan will be deemed to be the joint and several obligation of the Borrowers. Interest on each Term Loan shall be payable at the times and at the rate provided for in the Term Note evidencing same.

     1.5. PRINCIPAL REPAYMENT OF TERM LOANS. The Borrowers shall repay (and shall be jointly and severally obligated to repay) principal of each Term Loan in 36 equal consecutive monthly installments, commencing on the first day of the month next following the month in which such Term Loan is made and continuing on the first day of each month thereafter. Each such monthly installment of principal shall be in an amount equal to 1/36th of the original principal amount of such Term Loan. In any event, the then outstanding principal balance of each Term Loan and all interest then accrued but unpaid thereon shall be due and payable in full on the first day of the 36th month next following the month in which such Term Loan is made. The Borrowers may prepay, at any time or from time to time, without premium or penalty, the whole or any portion of any Term Loan; provided that each such principal prepayment shall be accompanied by payment of all interest under the related Term Note accrued but unpaid to the date of payment. Any partial prepayment of principal of a Term Loan will be applied to installments of principal of such Term Loan thereafter coming due in inverse order of normal maturity.

     1.6. ADVANCES AND PAYMENTS. The proceeds of all Loans shall be credited by the Bank to a general deposit account maintained by the Borrowers jointly with the Bank. The proceeds of each


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Revolving Loan will be used by the Borrowers solely for their respective working capital purposes, being allocated between the Borrowers in such proportions as the Borrowers may determine. The proceeds of each Term Loan will be used by the Borrowers solely to pay or reimburse acquisition costs of Qualifying Equipment.

     The Bank may charge any general deposit account of any Borrower at the Bank with the amount of all payments of interest, principal and other sums due, from time to time, under this letter agreement and/or any Note and/or with respect to any letter of credit; and will thereafter notify the Borrowers of the amount so charged. The failure of the Bank so to charge any account or to give any such notice shall not affect the obligation of the Borrowers to pay interest, principal or other sums as provided herein or in any Note or with respect to any letter of credit.

     Whenever any payment to be made to the Bank hereunder or under any Note or with respect to any letter of credit shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and interest payable on each such date shall include the amount thereof which shall accrue during the period of such extension of time. All payments by any Borrower hereunder and/or in respect of any Note and/or with respect to any letter of credit shall be made net of any impositions or taxes and without deduction, set-off or counterclaim, notwithstanding any claim which any Borrower may now or at any time hereafter have against the Bank. All payments of interest, principal and any other sum payable hereunder and/or under any Note and/or with respect to any letter of credit shall be made to the Bank at its Principal Office, in immediately available funds. All payments received by the Bank after 2:00 p.m. on any day shall be deemed received as of the next succeeding Business Day. All monies received by the Bank shall be applied first to fees, charges, costs and expenses payable to the Bank under this letter agreement, any Note and/or any of the other Loan Documents and/or with respect to any letter of credit, next to interest then accrued on account of any Loans or letter of credit reimbursement obligations and only thereafter to principal of the Loans and letter of credit reimbursement obligations, being applied against the Loans and/or such obligations in such order as the Borrowers may designate (and, failing such designation, being applied first against the letter of credit reimbursement obligations, next against the Revolving Loans and thereafter against installments of the Term Loans in inverse order of normal maturity). All interest and fees payable hereunder and/or under any Note shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

         1.7. LETTERS OF CREDIT. At the Borrowers' request, the Bank may, from time to time, in its sole discretion issue one or more letters of credit for the account of any Borrower; provided that at the time of such issuance and after giving effect thereto the Aggregate Revolving Bank Liabilities will in no event exceed the

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lesser of (i) $2,000,000 or (ii) the then effective Borrowing Base. Any such letter of credit will be issued for such fee and upon such terms and conditions as may be agreed to by the Bank and the relevant Borrower at the time of issuance. Each of the Borrowers hereby authorizes the Bank, without further request from the Borrowers, to cause any Borrower's liability to the Bank for reimbursement of funds drawn under any such letter of credit to be repaid from the proceeds of a Revolving Loan to be made hereunder. Each Borrower hereby irrevocably requests that such Revolving Loans be made.

     1.8. CONDITIONS TO ADVANCE. Prior to the making of the initial Loan or the issuance of any letter of credit hereunder, the Borrowers shall deliver to the Bank duly executed copies of this letter agreement, the Security Agreements, the Intellectual Property Notices, the Revolving Note, the initial Term Note (if such initial Loan is to be a Term Loan) and the documents and other items listed on the Closing Agenda delivered herewith by the Bank to the Borrowers, all of which, as well as all legal matters incident to the transactions contemplated hereby, shall be satisfactory in form and substance to the Bank and its counsel.

     Without limiting the foregoing, any Loan or letter of credit issuance (including the initial Loan or letter of credit issuance) is subject to the further conditions precedent that on the date on which such Loan is made or such letter of credit is issued (and after giving effect thereto):

     (a) All statements, representations and warranties of each Borrower made in this letter agreement and/or in any of the Security Agreements shall continue to be correct in all material respects as of the date of such Loan or the date of issuance of such letter of credit, as the case may be.

     (b) All covenants and agreements of each Borrower contained herein and/or in any of the other Loan Documents shall have been complied with in all material respects on and as of the date of such Loan or the date of issuance of such letter of credit, as the case may be.

     (c) No event which constitutes, or which with notice or lapse of time or both could constitute, an Event of Default shall have occurred and be continuing.

     (d) No material adverse change shall have occurred in the financial condition of any Borrower from that disclosed in the financial statements then most recently furnished to the Bank.

     Each request by the Borrowers for any Loan or letter of credit issuance, and each acceptance by any Borrower of the proceeds of any Loan or delivery of a letter of credit, will be deemed a representation and warranty by both Borrowers that at the date of such Loan or the date of issuance of such letter of credit, as the case may be, and after giving effect thereto all

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of the conditions set forth in the foregoing clauses (a)-(d) of this
[Section]1.8 will be satisfied. Each request for a Revolving Loan or letter of credit issuance will be accompanied by a borrowing base certificate on a form satisfactory to the Bank, executed by the respective chief financial officers of the Borrowers, unless such a certificate shall have been previously furnished setting forth the Borrowing Base as at a date not more than 30 days prior to the date of the requested borrowing.

     II.  REPRESENTATIONS AND WARRANTIES
          ------------------------------

        2.1. REPRESENTATIONS AND WARRANTIES. In order to induce the Bank to enter into this letter agreement and to make Loans hereunder and/or issue letters of credit hereunder, each of the Borrowers warrants and represents to the Bank as follows:

        (a) Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each Borrower has full corporate power to own its property and conduct its business as now conducted and as contemplated to be conducted, to grant the security interests contemplated by the Security Agreements and the Intellectual Property Notices and to enter into and perform this letter agreement and the other Loan Documents. Each Borrower is duly qualified to do business and in good standing in Massachusetts and (except as described on item 2.1(a) of the attached Disclosure Schedule) in each other jurisdiction in which such Borrower maintains any facility, sales office, warehouse or other location and in each other jurisdiction where such qualification is required by the nature of such Borrower's business, all such jurisdictions being listed on item 2.1(a) of the attached Disclosure Schedule. Neither Borrower is a member of any partnership or joint venture. Item 2.1(a) of the attached Disclosure Schedule sets forth the corporate structure of Technologies and its Subsidiaries.

     (b) At the date of this letter agreement, all of the outstanding capital stock of Technologies is owned, of record and beneficially, as set forth on item 2.1(b) of the attached Disclosure Schedule. All of the outstanding capital stock of Xionics is owned, of record and beneficially, by Xionics International Ltd., an English corporation ("International Ltd.") which in turn is a wholly-owned Subsidiary of Xionics Holdings Ltd., an English corporation. Said Xionics Holdings Ltd. is a wholly-owned Subsidiary of Technologies.

     (c) The execution, delivery and performance by the Borrowers of this letter agreement and each of the other Loan Documents have been duly authorized by all necessary corporate and other action and do not and will not:

          (i) violate any provision of, or require any filings (other than filings under the Uniform Commercial Code), registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree,

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     determination or award presently in effect having applicability to any
     Borrower;

          (ii) violate any provision of the charter or by-laws of any Borrower, or result in a breach of or constitute a default or require any waiver or consent under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which any Borrower is a party or by which any Borrower or any of its properties may be bound or affected or require any other consent of any Person; or

          (iii) result in, or require, the creation or imposition of any lien, security interest or other encumbrance (other than in favor of the Bank), upon or with respect to any of the properties now owned or hereafter acquired by any Borrower.

     (d) This letter agreement and each of the other Loan Documents has been duly executed and delivered by the respective Borrower or Borrowers named therein as parties and each is a legal, valid and binding obligation of the Borrower or Borrowers named therein, enforceable against each such Borrower or Borrowers in accordance with its respective terms.

     (e) Except as described on item 2.1(e) of the attached Disclosure Schedule, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Borrower, threatened by or against any Borrower or any Subsidiary of a Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could hinder or prevent the consummation of the transactions contemplated hereby or call into question the validity of this letter agreement or any of the other Loan Documents or any action taken or to be taken in connection with the transactions contemplated hereby or thereby or which in any single case or in the aggregate might result in any material adverse change in the business, prospects, condition, affairs or operations of any Borrower or any such Subsidiary.

     (f) Neither Borrower is in violation of any term of its charter or by-laws as now in effect. Neither Borrower is in material violation of any term of any mortgage, indenture or judgment, decree or order, or any other instrument, contract or agreement to which it is a party or by which any of its property is bound.

     (g) Except as described on item 2.1(g) of the attached Disclosure Schedule, each Borrower has filed (and has caused each of its Subsidiaries to file) all federal, foreign, state and local tax returns, reports and estimates required to be filed by such Borrower (or by any such Subsidiary, as the case may be). All such filed returns, reports and estimates are proper and accurate and each Borrower has paid (and has caused each of its Subsidiaries to pay) all taxes, assessments, impositions, fees and other governmental charges required to be paid in respect of


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the periods covered by such returns, reports or estimates. No deficiencies for any tax, assessment or governmental charge have been asserted or assessed, and neither Borrower knows of any material tax liability or basis therefor.

     (h) Each Borrower (and each Subsidiary of a Borrower) is, to the best knowledge of such Borrower, in compliance with all requirements of law, federal, foreign, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it, failure to comply with any of which could (singly or in the aggregate with all other such failures) have a material adverse effect upon the assets, business, financial condition or prospects of any Borrower or any such Subsidiary. Without limiting the foregoing, each Borrower has all the franchises, licenses, leases, permits, certificates and authorizations needed for the conduct of its business and the use of its properties and all premises occupied by it, as now conducted, owned and used and as proposed to be conducted, owned and used, except such franchises, licenses, leases, permits, certificates and authorizations as to which any Borrower's failure to have same could not (singly or in the aggregate with all other such failures) have a material adverse effect upon the assets, business, financial condition or prospects of any Borrower.

     (i) The audited financial statements of each Borrower as at June 30, 1994 and the management-generated statements as at March 31, 1995 and June 30, 1995, each heretofore delivered to the Bank, are complete and accurate and fairly present the financial condition of each Borrower as at the respective dates thereof and for the periods covered thereby, except that the management-generated statements do not have footnotes and thus do not present the information which would normally be contained in footnotes to financial statements. Neither Borrower has any liability, contingent or otherwise, not disclosed in the aforesaid financial statements or in any notes thereto that could materially affect the financial condition of such Borrower. Except as disclosed on item 2.1(i) of the attached Disclosure Schedule, since June 30, 1994, there has been no material adverse development in the business, condition or prospects of any Borrower and no Borrower has entered into any transaction other than in the ordinary course, except as otherwise heretofore disclosed to the Bank in writing.

     (j) The principal place of business and chief executive offices of each Borrower are located at 70 Blanchard Road, Burlington, MA 01803 (the "Premises"). All of the books and records of each Borrower are located at the Premises. Except described in item 2.1(j) of the attached Disclosure Schedule, no assets of any Borrower are located at any other address. Said item 2.1(j) of the attached Disclosure Schedule sets forth the names and addresses of all record owners of the Premises.

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     (k) Each Borrower owns or has a valid right to use all of the patents, licenses, copyrights, trademarks, trade names and franchises ("Intellectual Property") now being used to conduct its business, all of which are described on
Item 2.1(k) of the attached Disclosure Schedule, and has full right and authority grant to the Bank a security interest in such Intellectual Property. None of the Intellectual Property owned by any Borrower is represented by a registered copyright, trademark, patent or other federal or state registration, except as shown on said Item 2.1(k). The conduct of each Borrower's business as now operated does not, to the best knowledge of such Borrower, conflict with valid patents, licenses, copyrights, trademarks, trade names or franchises of others in any manner that could materially adversely affect the business, prospects, assets or condition, financial or otherwise, of such Borrower.

     (l) None of the executive officers or key employees of any Borrower is subject to any agreement in favor of anyone other than such Borrower which limits or restricts that person's right to engage in the type of business activity conducted or proposed to be conducted by such Borrower or which grants to anyone other than such Borrower any rights in any inventions or other ideas susceptible to legal protection developed or conceived by any such officer or key employee while in the employ of any Borrower.

     (m) Neither Borrower is a party to any contract or agreement which now has or, as far as can be reasonably foreseen by such Borrower at the date hereof, may have a material adverse effect on the financial condition, business, prospects or properties of such Borrower.

     III. AFFIRMATIVE COVENANTS AND REPORTING REQUIREMENTS
          ------------------------------------------------

     Without limitation of any covenants and agreements contained in any Security Agreement or elsewhere, the Borrowers jointly and severally agree that so long as the financing arrangements contemplated hereby are in effect or any Loan or any of the other Obligations shall be outstanding or any letter of credit issued hereunder shall be outstanding:

     3.1. LEGAL EXISTENCE: QUALIFICATION: COMPLIANCE. Each Borrower will maintain (and will cause each Subsidiary of such Borrower to maintain) its corporate existence and good standing in the jurisdiction of its incorporation; provided, however, that (i) Xionics may be merged into Technologies and (ii) any other Subsidiary of Technologies may be merged into another wholly-owned Subsidiary of Technologies or into Technologies itself. Each Borrower will remain in good standing in Massachusetts. Further, each Borrower will qualify to do business and will remain qualified and in good standing (and each Borrower will cause each Subsidiary of such Borrower to qualify and remain qualified and in good standing) in each other jurisdiction in which the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of any Borrower or


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

any such Subsidiary. Each Borrower will comply (and will cause each Subsidiary of such Borrower to comply) with its charter documents and by-laws and, in all material respects, with all contractual requirements (other than those the performance of which is excused due to the other party's breach or conduct) by which it or any of its properties may be bound. Each Borrower will comply with (and will cause each Subsidiary of such Borrower to comply with) all applicable laws, rules and regulations (including, without limitation, ERISA and those relating to environmental protection) other than (i) laws, rules or regulations the validity or applicability of which such Borrower or such Subsidiary shall be contesting in good faith by proceedings which serve as a matter of law to stay the enforcement thereof and (ii) those laws, rules and regulations the failure to comply with any of which could not (singly or in the aggregate) have a material adverse effect on the financial condition, business or prospects of any Borrower or any such Subsidiary.

        3.2. MAINTENANCE OF PROPERTY: INSURANCE. Each Borrower will maintain and preserve (and cause each Subsidiary of such Borrower to maintain and preserve) all of its properties in good working order and condition, making all necessary repairs thereto and replacements thereof. Each Borrower will maintain all such insurance as may be required under the Security Agreements and will also maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such liabilities, casualties and contingencies and of such types and in such amounts as shall be customary for companies conducting a business similar to that of such Borrower in similar locales.

     3.3. PAYMENT OF TAXES AND CHARGES. Each Borrower will pay and discharge (and will cause each Subsidiary of such Borrower to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property, including, without limitation, taxes, assessments, charges or levies relating to real and personal property, franchises, income, unemployment, old age benefits, withholding, or sales or use, prior to the date on which penalties would attach thereto, and all lawful claims (whether for any of the foregoing or otherwise) which, if unpaid, might give rise to a lien upon any property of such Borrower or any such Subsidiary, except any of the foregoing which is being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and for which such Borrower (or such Subsidiary, as the case may be) has established and is maintaining adequate reserves. Each Borrower will pay, in a timely manner, all lease obligations, all trade debt, purchase money obligations, equipment lease obligations and all of its other Indebtedness (other than that Indebtedness the payment of which is excused due to the other party's breach or conduct). Each Borrower will perform and fulfill all covenants and agreements under any leases of real estate, agreements relating to purchase money debt, equipment leases and other material

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

contracts (except as such performance is excused due to the other party's breach or conduct). Each Borrower will maintain in full force and effect, and comply with the terms and conditions of, all permits, permissions and licenses necessary or desirable for its business.

     3.4. ACCOUNTS. Each Borrower will maintain its principal depository and operating accounts with the Bank.

     3.5. CONDUCT OF BUSINESS. Each Borrower will conduct, in the ordinary course, the business in which it is presently engaged. Neither Borrower will, without the prior written consent of the Bank, directly or indirectly enter into any other lines of business, businesses or ventures.

     3.6. REPORTING REQUIREMENTS. The Borrowers will furnish to the Bank:

          (i) Within 120 days after the end of each fiscal year of Technologies, a copy of the annual audit report for such fiscal year for Technologies, including therein consolidated and consolidating balance sheets of Technologies and Subsidiaries (including a separate balance sheet for Xionics, unless Xionics has been merged into Technologies) as at the end of such fiscal year and related consolidated and consolidating statements of income, stockholders' equity and cash flow for the fiscal year then ended for Technologies and Subsidiaries (including separate statements for Xionics, unless Xionics has been merged into Technologies). The annual consolidated financial statements shall be certified by independent public accountants selected by Technologies and reasonably acceptable to the Bank, such certification to be in such form as is generally recognized as "unqualified".

          (ii) Within 45 days after the end of each fiscal quarter of Technologies, consolidated and consolidating balance sheets of Technologies and its Subsidiaries (including a separate balance sheet for Xionics, unless Xionics has been merged into Technologies) and related consolidated and consolidating statements of income and stockholders' equity and cash flow for Technologies and its Subsidiaries (including separate statements for Xionics, unless Xionics has been merged into Technologies), unaudited but prepared in accordance with generally accepted accounting principles consistently applied (except that such quarterly statements need not contain footnotes) and certified as accurate (subject to normal year-end audit adjustments, which shall not be material) by the chief financial officer of each Borrower, such balance sheets to be as at the end of such fiscal quarter and such statements of income and stockholders' equity and cash flow to be for such fiscal quarter and for the year to date, in each case together with a comparison to budget.

          (iii) At the time of delivery of each annual and quarterly statement of any Borrower, a certificate executed by the chief financial officer of such Borrower stating that he or she has reviewed this letter agreement and the other Loan Documents and has no knowledge of any default by such Borrower in the performance or observance of any of the provisions of this letter agreement or of any of the other Loan Documents or, if he or she has such knowledge, specifying each such default and the nature thereof. Each financial statement given as at the end of any fiscal quarter of Technologies will also set forth the calculations necessary to evidence compliance with [Sections]3.7-3.10.

          (iv) Monthly, within 15 days after the end of each month, (A) an aging report in form satisfactory to the Bank covering all Receivables of each Borrower outstanding as at the end of such month, and (B) a certificate signed by the respective chief financial officers of the Borrowers setting forth the Borrowing Base as at the end of such month, all in form reasonably satisfactory to the Bank.

          (v) Promptly after receipt, a copy of all audits or reports submitted to any Borrower by independent public accountants in connection with any annual, special or interim audits of the books of any Borrower and any letter of comments directed by such accountants to the management of any Borrower.

          (vi) As soon as possible and in any event within five days after the occurrence of any Event of Default or any event which, with the giving of notice or passage of time or both, could constitute an Event of Default, the statement of the Borrowers setting forth details of each such Event of Default or event and the action which the Borrowers propose to take with respect thereto.

          (vii) Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which are brought against any Borrower or any Subsidiary of a Borrower or in which any counterclaim or crossclaim is asserted against any Borrower or any such Subsidiary; provided that no such notice will be deemed required by this clause (vii) with respect to any such action, suit, proceeding, counterclaim or crossclaim which seeks monetary damages only and as to which the amount sought from any Borrower or any such Subsidiary does not exceed $100,000.

          (viii) Promptly upon the filing by any Borrower of any registration statement or listing application (or any supplement or amendment to any registration statement or listing application) with the Securities and Exchange Commission ("SEC") or any successor agency or with any stock exchange or with the National Association of Securities Dealers quotations system, a copy of same.

          (ix) If any Borrower becomes a publicly-traded company, a copy of each periodic or current report filed with the SEC or any successor agency and each annual report, proxy statement and other communication sent to shareholders or other security holders generally, such copy to be provided to the Bank promptly upon such filing with the SEC or such communication with shareholders or securityholders, as the case may be.

          (x) Promptly upon any Borrower applying for, or being granted, a federal or state registration for any copyright, trademark or patent or purchasing any registered copyright, trademark or patent, written notice to the Bank describing same, together with all such documents as may be required to give the Bank a fully perfected first priority security interest in each such copyright, trademark or patent.

          (xi) Promptly after any Borrower has knowledge thereof, written notice of any development or circumstance which may reasonably be expected to have a material adverse effect on any Borrower or its business, properties, assets, Subsidiaries or condition, financial or otherwise.

          (xii) Promptly upon written request, such other information respecting the financial condition, operations, Receivables, inventory, machinery or equipment of any Borrower or any Subsidiary of a Borrower as the Bank may from time to time reasonably request.

     3.7. DEBT TO WORTH. Technologies will maintain as at the end of each fiscal quarter (commencing with September 30, 1995) on a consolidated basis a Leverage Ratio of not more than 1.5 to 1. As used herein, "Leverage Ratio" means, as at any date when same is to be determined, the ratio of (x) the outstanding consolidated Senior Debt of Technologies and its Subsidiaries to (y) Technologies' consolidated Capital Base.

     3.8. CAPITAL BASE. Technologies will maintain as at the end of each fiscal quarter (commencing with September 30, 1995) a consolidated Capital Base of not less than $3,250,000.

     3.9. QUICK RATIO. Technologies will maintain as at the end of each fiscal quarter of Technologies (commencing with September 30, 1995) a ratio of Net Quick Assets to Current Liabilities, which ratio shall be not less than 1.25 to 1.

     3.10. PROFITABILITY. Technologies will not incur a consolidated Adjusted Net Loss in excess of $1,000,000 for its fiscal quarter ending September 30, 1995. Technologies will not incur a consolidated Adjusted Net Loss in excess of $600,000 for its fiscal quarter ending December 31, 1995. Technologies will achieve consolidated Adjusted Net Income of at least $250,000 for its fiscal quarter ending March 31, 1996. Subject to the provisions of the next following sentence, Technologies will achieve consolidated Adjusted Net Income of at least $250,000 for its fiscal quarter ending June 30, 1996. If the cumulative consolidated Adjusted Net Loss of Technologies for the nine-month period ending March 31, 1996 is greater than $1,000,000, then Technologies will achieve consolidated Adjusted Net Income of at least $500,000 for its fiscal quarter ending June 30, 1996. For its fiscal quarter ending September 30, 1996 and for each fiscal quarter thereafter, Technologies will achieve consolidated Adjusted Net Income of at least $1.00 per fiscal quarter. Without limitation of the foregoing, for each six-month period ending on each Determination Date (defined below), Technologies will achieve cumulative consolidated Adjusted Net Income of at least $500,000. As used herein, the term "Determination Date" means the last day of each fiscal quarter of Technologies, commencing with September 30, 1996.

     In addition and without limitation of the foregoing, Technologies will not incur an annual consolidated Adjusted Net Loss in excess of $750,000 for its fiscal year ending June 30, 1996. Further, Technologies will achieve annual consolidated Adjusted Net Income of at least $750,000 for its fiscal year ending June 30, 1997 and for each fiscal year thereafter.

     3.11. BOOKS AND RECORDS. Each Borrower will maintain (and cause each of its Subsidiaries to maintain) complete and accurate books, records and accounts which will at all times accurately and fairly reflect all of its transactions in accordance with generally accepted accounting principles consistently applied. Each Borrower will, at any reasonable time and from time to time upon reasonable notice and during normal business hours (and at any time and without any necessity for notice following the occurrence of an Event of Default), permit the Bank, and any agents or representatives thereof, to examine and make copies of and take abstracts from the records and books of account of, and visit the properties of such Borrower and any of its Subsidiaries, and to discuss its affairs, finances and accounts with its managers, officers or directors and independent accountants, all of whom are hereby authorized and directed to cooperate with the Bank in carrying out the intent of this--[Section]3.11. Each financial statement of any Borrower hereafter delivered pursuant to this letter agreement will be complete and accurate and will fairly present the financial condition of such Borrower as at the date thereof and for the periods covered thereby.

     3.12. EQUITY INFUSIONS: CONVERSION OF SUBORDINATED DEBT. Prior to the Bank making the first Loan, the Borrowers will provide to the Bank evidence reasonably satisfactory to the Bank as to (i) the conversion into capital stock of Technologies of the aggregate principal amount of $2,400,000 in subordinated debt formerly owed by Technologies to Hambro International Venture Fund II, Hambro International Venture Fund Offshore II and Phoenix Technologies Ltd. and
(ii) the receipt of not less than $2,000,000 in additional equity contributions since June 30, 1995 from MyTech Fund L.P., PUSH Incorporated, ADD Venture Associates L.P., ADD Venture Associates II L.P., Hambro International Venture Fund II and Hambro International Venture Fund Offshore II. Technologies will also provide a confirmation, executed by Phoenix Technologies Ltd., of the terms on which the indebtedness owed by Technologies to Phoenix Technologies Ltd. is subordinated to the Loans and other Obligations now or hereafter owned by Technologies to the Bank, such confirmation to be satisfactory in form and substance to the Bank.

     3.13. LANDLORD'S WAIVER. Prior to the Bank making the first Loan, the Borrowers will obtain, and will thereafter maintain in effect at all time, waivers from the owners of all premises in which any material amount of Collateral is located, such waivers to be in form and substance satisfactory to the Bank.

     IV.  NEGATIVE COVENANTS
          ------------------

     Without limitation of any covenants and agreements contained in any Security Agreement or elsewhere, the Borrowers jointly and severally agree that so long as the financing arrangements contemplated hereby are in effect or any Loan or any of the other Obligations shall be outstanding or any letter of credit issued hereunder shall be outstanding:

     4.1. INDEBTEDNESS. No Borrower will create, incur, assume or suffer to exist any Indebtedness (nor will any Borrower allow any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness), except for:

          (i) Indebtedness owed to the Bank, including, without limitation, the Indebtedness represented by the Notes and any Indebtedness in respect of letters of credit issued by the Bank;

          (ii) Indebtedness of any Borrower or any Subsidiary of a Borrower for taxes, assessments and governmental charges or levies not yet due and payable;

          (iii) unsecured current liabilities of any Borrower or any Subsidiary of a Borrower (other than for money borrowed or the deferred purchase price of property) incurred upon customary terms in the ordinary course of business;

          (iv) purchase money Indebtedness (including, without limitation, Indebtedness in respect of capitalized equipment leases) owed to equipment vendors and/or lessors for equipment purchased or leased by any Borrower for use in such Borrower's business, provided that the total of Indebtedness permitted under this clause (iv) plus presently-existing equipment financing permitted under clause (v) of this [Section]4.1 will not exceed $500,000 in the aggregate outstanding at any one time;

          (v) other Indebtedness existing at the date hereof, but only to the extent set forth on item 4.1 of the attached Disclosure Schedule; and

         (vi) any guaranties or other contingent liabilities expressly permitted pursuant to [Section]4.3.

     4.2. LIENS. No Borrower will create, incur, assume or suffer to exist (nor will any Borrower allow any of its Subsidiaries to create, incur, assume or suffer to exist) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature (collectively, "Liens"), upon or with respect to any of its property or assets, now owned or hereafter acquired, except that the foregoing restrictions shall not apply to:

          (i) Liens for taxes, assessments or governmental charges or levies on property of any Borrower or any of their respective Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without interest or penalty;

          (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves have been made;

          (iii) pledges or deposits under workmen's compensation laws, unemployment insurance, social security, retirement benefits or similar legislation;

          (iv) Liens in favor of the Bank;

          (v) Liens in favor of equipment vendors and/or lessors securing purchase money Indebtedness to the extent permitted by clause (iv) of [Section]4.1; provided that no such Lien will extend to any property of any Borrower other than the specific items of equipment financed; or

          (vi) other Liens existing at the date hereof, but only to the extent and with the relative priorities set forth on item 4.2 of the attached Disclosure Schedule.

     4.3. GUARANTIES. Neither Borrower will, without the prior written consent of the Bank, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss) in connection with any indebtedness of any other Person (nor will any Borrower permit any of its

Subsidiaries to do so), except (i) guaranties by endorsement for deposit or collection in the ordinary course of business, (ii) guaranties in favor of the Bank, (iii) guaranties existing at the date hereof and described on item 4.3 of the attached Disclosure Schedule, and (iv) any guaranties given after the date hereof by a Borrower in the ordinary course of its business with respect to any Indebtedness of a Subsidiary of such Borrower so long as such Borrower would have been permitted under any of clauses (i)-(iv) of [Section]4.1 above to have incurred such Indebtedness directly.

     4.4. DIVIDENDS. Neither Borrower will, without the prior written consent of the Bank, make any distributions to its shareholders, pay any dividends (other than dividends payable solely in capital stock of such Borrower) or redeem, purchase or otherwise acquire, directly or indirectly any of its capital stock.

     4.5. LOANS AND ADVANCES. Neither Borrower will make (nor will any Borrower permit any of its Subsidiaries to make) any loans or advances to any Person, including, without limitation, such Borrower's directors, officers and employees, except advances to such directors, officers or employees with respect to expenses incurred by them in the ordinary course of their duties and advances against salary, all of which advances will not exceed, in the aggregate, $150,000 outstanding at any one time.

     4.6. INVESTMENTS. Neither Borrower will, without the Bank's prior written consent, invest in, hold or purchase any stock or securities of any Person (nor will any Borrower permit any of its Subsidiaries to invest in, purchase or hold any such stock or securities) except (i) readily marketable direct obligations of, or obligations guarantied by, the United States of America or any agency thereof, (ii) other investment grade debt securities, (iii) mutual funds, the assets of which are primarily invested in items of the kind described in the foregoing clauses (i) and (ii) of this [Section]4.6, (iv) deposits with or certificates of deposit issued by the Bank and any other obligations of the Bank or the Bank's parent, (v) deposits in any other bank organized in the United States having capital in excess of $100,000,000, and (vi) investments in Subsidiaries now existing or hereafter created by any Borrower pursuant to [Section]4.7 below; provided that in any event the combined Tangible Net
Worths of the two Borrowers themselves (exclusive of any investment by either of them in Subsidiaries and exclusive of any debt owed to any Borrower by any of its Subsidiaries) will be not less than 75% of the consolidated Tangible Net Worth of Technologies and Subsidiaries.

     4.7. SUBSIDIARIES; ACQUISITIONS. Neither Borrower will, without the prior written consent of the Bank, form or acquire any Subsidiary or make any other acquisition of the stock of any other Person or of all or substantially all of the assets of any other Person, except that any Borrower may without the Bank's consent acquire another Person so long as (i) the sole consideration paid for such acquisition is capital stock of Technologies and
(ii) after giving effect to any such acquisition the Borrowers will be in compliance with clause (vi) of [Section] 4.6 above. Neither Borrower will become a partner in any partnership.

         4.8. MERGER. Neither Borrower will, without the prior written consent of the Bank, merge or consolidate with any Person (except that Xionics may be merged into Technologies and any other Subsidiary of Technologies may be merged into any other wholly-owned Subsidiary of Technologies or into Technologies itself), or sell, lease, transfer or otherwise dispose of any material portion of its assets (whether in one or more transactions), other than sale of inventory in the ordinary course.

     4.9. AFFILIATE TRANSACTIONS. Neither Borrower will, without prior written consent of the Bank, enter into any transaction, including, without limitation, the purchase, sale or exchange of any property or the rendering of any service, with any affiliate of such Borrower, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business and upon fair and reasonable terms no less favorable to such Borrower than would be obtained in a comparable arms'-length transaction with any Person not an affiliate; provided that (A) nothing in this [Section] 4.9 shall be deemed to prohibit transfer pricing between Technologies and its foreign Subsidiaries generally consistent with that being utilized at the date of this letter agreement and (B) nothing in this [Section] 4.9 shall be deemed to prohibit the payment of salary or other similar payments to any officer or director of any Borrower at a level consistent with the salary and other payments being paid at the date of this letter agreement and heretofore disclosed in writing to the Bank, nor to prevent the hiring of additional officers at a salary level consistent with industry practice, nor to prevent reasonable periodic increases in salary. For the purposes of this letter agreement, "affiliate" means any Person which, directly or indirectly, controls or is controlled by or is under common control with any Borrower; any officer or director or former officer or director of any Borrower; any Person owning of record or beneficially, directly or indirectly, 5% or more of any class of capital stock of any Borrower or 5% or more of any class of capital stock or other equity interest having voting power (under ordinary circumstances) of any of the other Persons described above; and any member of the immediate family of any of the foregoing. "Control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, whether through ownership of voting equity, by contract or otherwise.

        4.10. CHANGE OF ADDRESS ETC. Neither Borrower will change its name or legal structure, nor will any Borrower move its chief executive offices or principal place of business from the address described in the first sentence of [Section]2.1(j) above, nor will any Borrower remove any books or records from such address, nor will any Borrower keep any Collateral at any location other than the Premises without, in each instance, giving the Bank at least 30 days' prior written notice and providing all such financing statements, certificates and other documentation as the Bank may request in order to maintain the perfection and priority of the security interests granted or intended to be granted pursuant to any Security Agreement. Neither Borrower will change its fiscal year or methods of financial reporting unless, in each instance, prior written notice of such change is given to the Bank and prior to such change the Borrowers enter into amendments to this letter agreement in form and substance satisfactory to the Bank in order to preserve unimpaired the rights of the Bank and the obligations of the Borrowers hereunder.

        4.11. HAZARDOUS WASTE. Except as provided below, neither Borrower will dispose of or suffer or permit to exist any hazardous material or oil on any site or vessel owned, occupied or operated by any Borrower or any Subsidiary of such Borrower, nor shall any Borrower store (nor permit any such Subsidiary to store) on any site or vessel owned, occupied or operated by any Borrower or by any such Subsidiary, or transport or arrange the transport of, any hazardous material or oil (the terms "hazardous material", "oil", "site" and "vessel", respectively, being used herein with the meanings given those terms in Mass. Gen. Laws, Ch. 21E or any comparable terms in any comparable statute in effect in any other relevant jurisdiction). Each Borrower shall provide the Bank with written notice of (i) the intended storage or transport of any hazardous material or oil by such Borrower or any Subsidiary of such Borrower, (ii) any potential or known release or threat of release of any hazardous material or oil at or from any site or vessel owned, occupied or operated by such Borrower or any Subsidiary of such Borrower, and (iii) any incurrance of any expense or loss by any government or governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss such Borrower or any Subsidiary of such Borrower may be liable. Notwithstanding the foregoing, any Borrower and its Subsidiaries may use, store and transport, and need not notify the Bank of the use, storage or transportation of, (x) oil in reasonable quantities, as fuel for heating of their respective facilities or for vehicles or machinery used in the ordinary course of their respective businesses and (y) hazardous materials that are solvents, cleaning agents or other materials used in the ordinary course of the respective business operations of such Borrower and its Subsidiaries, in reasonable quantities, as long as in any case such Borrower or the Subsidiary concerned (as the case may be) has obtained and maintains in effect any necessary governmental permits, licenses and approvals, complies with all requirements of applicable federal, state and local law relating to such use, storage or transportation, follows the protective and safety procedures that a prudent businessperson conducting a business the same as or similar to that of such Borrower or such Subsidiary (as the case may be) would follow, and disposes of such materials (not consumed in the ordinary course) only through licensed providers of hazardous waste removal services.

     4.12. NO MARGIN STOCK. No proceeds of any Loan shall be used directly or indirectly to purchase or carry any margin security.

     4.13. SUBORDINATED DEBT. Neither Borrower will directly or indirectly make any optional or voluntary prepayment or purchase of Subordinated Debt nor modify, alter or add any provisions with respect to any Subordinated Debt. Further, neither Borrower will make any payment in respect of Subordinated Debt in violation of the subordination agreement relating thereto. In any event, no Borrower will make any payment on account of Subordinated Debt if any Event of Default then exists or would result from such payment. Notwithstanding the foregoing, nothing contained in this Section 4.13 will be deemed to prohibit the conversion of any Subordinated Debt into shares of capital stock of Technologies.

     V.   DEFAULT AND REMEDIES
          --------------------

     5.1. EVENTS OF DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default hereunder:

     (a) The Borrowers shall fail to make any payment of principal of or interest on the Revolving Note or any Term Note on or before the date when due; or any Borrower shall fail to pay when due any amount owed to the Bank in respect of any letter of credit now or hereafter issued by the Bank; or

     (b) Any representation or warranty of any Borrower contained herein shall at any time prove to have been incorrect in any material respect when made or any representation or warranty made by any Borrower in connection with the execution and delivery of this letter agreement or in connection with any Loan or letter of credit shall at any time prove to have been incorrect in any material respect when made; or

     (c) Any Borrower shall default in the performance or observance of any agreement or obligation under any of [Sections]3.1, 3.3, 3.6, 3.7, 3.8, 3.9 or
3.10 or Article IV; or

     (d) Any Borrower shall default in the performance of any other term, covenant or agreement contained in this letter agreement and such default shall continue unremedied for 30 days after notice thereof shall have been given to the Borrowers; or

     (e) Any default on the part of any Borrower or any Subsidiary of a Borrower shall exist, and shall remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, under any other contract, agreement or undertaking now existing or hereafter entered into with or for the benefit of the Bank (or any affiliate of the Bank); or

     (f) Any default shall exist and remain unwaived or uncured with respect to any Indebtedness of any Borrower or any Subsidiary of a Borrower in excess of $150,000 in aggregate principal amount or with respect to any instrument evidencing, guaranteeing, securing or otherwise relating to any such Indebtedness in excess of $150,000 in aggregate principal amount, or any such Indebtedness in excess of $150,000 in aggregate principal amount shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or giving of notice or both would permit, the acceleration of the maturity of any such Indebtedness in excess of $150,000 in aggregate principal amount by the holder of holders thereof; or

     (g) Any Borrower shall be dissolved, or any Borrower or any Subsidiary of a Borrower shall become insolvent or bankrupt or shall cease paying its debts as they mature or shall make an assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for any Borrower or any Subsidiary of a Borrower or for a substantial part of the property of any Borrower or any such Subsidiary, or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against any Borrower or any such Subsidiary under the laws of any jurisdiction (except for an involuntary proceeding filed against any Borrower or any Subsidiary of a Borrower which is dismissed within 60 days following the institution thereof); or

     (h) Any attachment, execution or similar process shall be issued or levied against any of the property of any Borrower or any Subsidiary of a Borrower and such attachment, execution or similar process shall not be paid, stayed, released, vacated or fully bonded within 10 days after its issue or levy; or

     (i) Any final uninsured judgment in excess of $150,000 shall be entered against any Borrower or any Subsidiary of a Borrower by any court of competent jurisdiction; or

     (j) Any Borrower or any Subsidiary of a Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the PBGC has elected to insure) or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of any Borrower or any Subsidiary of a Borrower to the PBGC which in the reasonable opinion of the Bank may have a material adverse effect upon the financial condition of any Borrower or any such Subsidiary; or

     (k) Any Security Agreement or any other Loan Document shall for any reason (other than due to payment in full of all amounts secured or evidenced thereby or due to discharge in writing by the Bank) not remain in full force and effect; or

     (l) The security interests and liens of the Bank in and on any of the Collateral shall for any reason (other than due to payment in full of all amounts secured thereby or due to written release by the Bank) not be fully perfected liens and security interests, subject in priority only to the matters set forth in [Section]4.2 above; or

     (m) At any time Xionics shall not be a wholly-owned Subsidiary of Technologies (owned directly or through one or more intermediate Subsidiaries), except that Xionics may be merged into Technologies; or

     (n) At any time, 50% or more of the outstanding shares of any class of equity securities of Technologies shall be owned by any Person or by any "group" (as defined in the Securities Exchange Act of 1934, as amended, and the regulations thereunder), other than by a Person who is a stockholder of Technologies at the date hereof or a group consisting solely of such Persons.

     5.2. RIGHTS AND REMEDIES ON DEFAULT. Upon the occurrence of any Event of Default, in addition to any other rights and remedies available to the Bank hereunder or otherwise, the Bank may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

     (a) Declare the entire unpaid principal amount of the Revolving Note and each Term Note then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this letter agreement, and all other Indebtedness of any Borrower to the Bank, to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by each Borrower.

     (b) Terminate the revolving financing arrangements and the Term Loan facility provided for by this letter agreement.

     (c) Exercise all rights and remedies hereunder, under the Revolving Note, under each Term Note, under the Security Agreements, under the Intellectual Property Notices and under each and any other agreement with the Bank; and exercise all other rights and remedies which the Bank may have under applicable law.

     5.3. SET-OFF. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, the Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Borrower or to any other Person, all of which are hereby expressly waived, to set off and to appropriate and apply any and all deposits and any other Indebtedness at any time held or owing by the Bank or any affiliate thereof to or for the credit or the account of any Borrower against and on account of the obligations and liabilities of the Borrowers or either of them to the Bank under this letter agreement or otherwise, irrespective of whether or not the Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, may then be contingent or unmatured and without regard for the availability or adequacy of other collateral. As further security for the Obligations, each Borrower also grants to the Bank a security interest with respect to all its deposits and all securities or other property in the possession of the Bank or any affiliate of the Bank from time to time, and, upon the occurrence of any Event of Default, the Bank may exercise all rights and remedies of a secured party under the Uniform Commercial Code.

     5.4. LETTERS OF CREDIT. Without limitation of any other right or remedy of the Bank, (i) if an Event of Default shall have occurred and the Bank shall have accelerated the Revolving Loans or (ii) if this letter agreement and/or the revolving financing arrangements described herein shall have expired or shall have been earlier terminated by either the Bank or the Borrowers for any reason, the Borrowers will forthwith deposit (the Borrowers being jointly and severally obligated so to deposit) with the Bank in cash a sum equal to the total of all then undrawn amounts of all outstanding letters of credit issued by the Bank for the account of any Borrower.

     VI.  MISCELLANEOUS
          -------------

     6.1. COSTS AND EXPENSES. The Borrowers agree to pay (the Borrowers being jointly and severally obligated so to pay) on demand all reasonable costs and expenses (including, without limitation, reasonable legal fees) of the Bank in connection with the preparation, execution and delivery of this letter agreement, the Security Agreements, the Revolving Note, any Term Note and all other instruments and documents to be delivered in connection with any Loan or any letter of credit issued hereunder and any amendments or modifications of any of the foregoing, as well as the reasonable costs and expenses (including, without limitation, the reasonable fees and expenses of legal counsel) incurred by the Bank in connection with preserving, enforcing or exercising, upon default, any rights or remedies under this letter agreement, the Security Agreements, the Revolving Note, any Term Note and all other instruments and documents delivered or to be delivered hereunder or in connection herewith, all whether or not legal action is instituted. In addition, the Borrowers shall be jointly and severally obligated to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this letter agreement, the Security Agreements, the Revolving Note, any Term Note and all other instruments and documents to be delivered in connection with any Obligation. Any fees, expenses or other charges which the Bank is entitled to receive from the Borrower under this Section shall bear interest from that date which is 30 days after the date of any demand therefor until the date when paid at a rate per annum equal to the sum of (i) two (2%) percent plus (ii) the per annum rate otherwise payable under the Revolving Note (but in no event in excess of the maximum rate permitted by then applicable law).

     6.2. CAPITAL ADEQUACY. If the Bank shall have determined that the adoption or phase-in after the date hereof of any applicable law, rule or regulation regarding capital requirements for banks or bank holding companies, or any change therein after the date hereof, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such entity regarding capital adequacy (whether or not having the force of law) has or would have the effect of reducing the return on the Bank's capital with respect to the Revolving Loans, the Term Loans and/or the within-described revolving and term loan facilities and/or letters of credit issued for the account of any Borrower to a level below that which the Bank could have achieved (taking into consideration the Bank's policies with respect to capital adequacy immediately before such adoption, phase-in, change or compliance and assuming that the Bank's capital was then fully utilized) but for such adoption, phase-in, change or compliance by any amount deemed by the Bank to be material: (i) the Bank shall promptly after its determination of such occurrence give notice thereof to the Borrowers; and (ii) the Borrowers shall pay (the Borrowers being jointly and severally obligated so to pay) forthwith to the Bank as an additional fee such amount as the Bank certifies to be the amount that will compensate it for such reduction with respect to the Revolving Loans, the Term Loans, the within-described revolving and term loan facilities and/or such letters of credit.

      A certificate of the Bank claiming compensation under this Section shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to it hereunder and the method by which such amounts were determined. In determining such amounts, the Bank may use any reasonable averaging and attribution methods. No failure on the part of the Bank to demand compensation on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion and no failure on the part of the Bank to deliver any certificate in a timely manner shall in any way reduce any obligation of any Borrower to the Bank under this Section.

     6.3. FACILITY FEES. With respect to the within-described facility for Revolving Loans, the Borrowers will pay (and will be jointly and severally obligated to pay) to the Bank, on the date of execution of this letter agreement and on the first day of each calendar quarter thereafter as long as the within-described revolving loan arrangements are in effect, a non-refundable quarterly facility fee, payable in advance, in the amount of $2,500 per quarter (appropriately pro-rated for any partial calendar quarter). In addition, if the revolving loan financing arrangements established by this letter agreement are terminated by the Borrowers at any time or by the Bank as the result of any Borrower's default, the Borrowers shall forthwith upon such termination pay to the Bank a sum equal to all of the fees which would have become due pursuant to the immediately preceding sentence from the date of such termination through the Expiration Date. Further, the Borrowers are paying to the Bank, at the date hereof, in respect of the Term Loans a non-refundable facility fee of $7,500. The fees described in this Section are in addition to any balances and fees required by the Bank or any of its affiliates in connection with any other services made available to any Borrower.

     6.4. OTHER AGREEMENTS. The provisions of this letter agreement are not in derogation or limitation of any obligations, liabilities or duties of any Borrower under any of the other Loan Documents or any other agreement with or for the benefit of the Bank. No inconsistency in default provisions between this letter agreement and any of the other Loan Documents or any such other agreement will be deemed to create any additional grace period or otherwise derogate from the express terms of each such default provision. No covenant, agreement or obligation of any Borrower contained herein, nor any right or remedy of the Bank contained herein, shall in any respect be limited by or be deemed in limitation of any inconsistent or additional provisions contained in any of the other Loan Documents or any such other agreement.

     6.5. GOVERNING LAW. This letter agreement and the Notes shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts.

     6.6. ADDRESSES FOR NOTICES. ETC. All notices, requests, demands and other communications provided for hereunder shall be in writing and shall be mailed or delivered to the applicable party at the address indicated below:

          If to the Borrowers:

          Xionics Document Technologies, Inc.
          Xionics, Inc.
          70 Blanchard Road
          Burlington, MA 01803
          Attention: Gerard T. Feeney, Chief Financial Officer

          If to the Bank:

          Fleet Bank of Massachusetts, N.A.
          High Technology Group
          75 State Street
          Boston, MA 02109
          Attention: Thomas W. Davies, Vice President

or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed delivered on the earlier of (i) the date received or (ii) the date of delivery, refusal or non-delivery indicated on the return receipt if deposited in the United States mails, sent postage prepaid, certified or registered mail, return receipt requested, addressed as aforesaid.

     6.7. BINDING EFFECT: ASSIGNMENT; TERMINATION. This letter agreement shall be binding upon the Borrowers, the Bank and their respective successors and assigns and shall inure to the benefit of the Borrowers and the Bank and their respective permitted successors and assigns. All covenants and agreements of the Borrowers contained herein (whether or not expressly so stated herein) shall be deemed to constitute joint and several obligations of the Borrowers. No Borrower may assign this letter agreement or any rights hereunder without the express written consent of the Bank. The Bank may, in accordance with applicable law, from time to time assign or grant participations in this letter agreement, the Loans, the Notes and/or the letters of credit issued hereunder. The Borrowers may terminate this letter agreement and the financing arrangements made herein by giving written notice of such termination to the Bank, together with payment of the sum described in the second sentence of [Section]6.3; provided that no such termination will release or waive any of the Bank's rights or remedies nor any of the Borrowers' obligations under this letter agreement or any of the other Loan Documents unless and until the Borrowers have paid in full all Loans and all interest thereon and all fees and charges payable in connection therewith and all letters of credit issued hereunder have been terminated.

     6.8. CONSENT TO JURISDICTION. Each Borrower irrevocably submits to the non-exclusive jurisdiction of any Massachusetts court or any federal court sitting within The Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this letter agreement and/or any Note. Each Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Each Borrower agrees that final judgment in any such suit, action or proceeding brought in such a court shall be enforced in any court of proper jurisdiction by a suit upon such judgment, provided that service of process in such action, suit or proceeding shall have been effected upon such Borrower in one of the manners specified in the following paragraph of this [Section]6.8 or as otherwise permitted by law.

     Each Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraph of this [Section]6.8 either (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to it at its address set forth in [Section] 6.6 or (ii) by serving a copy thereof upon it at its address set forth in [Section]6.6.

     6.9. SEVERABILITY. In the event that any provision of this letter agreement or the application thereof to any Person, property or circumstances shall be held to any extent to be invalid or unenforceable, the remainder of this letter agreement, and the application of such provision to Persons, properties or circumstances other than those as to which it has been held invalid and unenforceable, shall not be affected thereby, and each provision of this letter agreement shall be valid and enforced to the fullest extent permitted by law.

     VII. DEFINED TERMS
          -------------

     7.1. DEFINITIONS. In addition to terms defined elsewhere in this letter agreement, as used in this letter agreement, the following terms have the following respective meanings:

          "Adjusted Net Income" - For any period, the result of: (i) the consolidated Net Income (or consolidated Net Loss, expressed as a negative number) of Technologies and Subsidiaries for such period, PLUS (ii) all amounts representing amortization of goodwill and other intangibles recognized by Technologies for such period and actually deducted on the consolidated books of Technologies for the purposes of computation of such Net Income (or Net Loss, as the case may be) for the period involved, MINUS
     (iii) any additional amount capitalized during the period involved by Technologies and/or any of its Subsidiaries with respect to intangible assets. If the result of the computation set forth in the immediately preceding sentence is a negative number, the amount by which such result is less than zero referred to in this letter agreement as an "Adjusted Net Loss" in such amount.

          "Aggregate Revolving Bank Liabilities" - At any time, the sum of (i) the principal amount of all Revolving Loans then outstanding, PLUS (ii) all then undrawn amounts of letters of credit issued by the Bank for the account of any Borrower, plus (iii) all amounts then drawn on any such letter of credit which at said date shall not have been reimbursed to the Bank by the Borrowers.

          "Borrowing Base" - At any time, the sum of: (1) 80% of the aggregate principal amount of the Qualified Receivables of the Borrowers then outstanding, PLUS (2) 80% of the aggregate principal amount of the Qualified PhoenixPage International Receivables then outstanding, PLUS (3) 60% of the aggregate principal amount of Other Approved Foreign Receivables (if any) then outstanding.

          "Business Day" - Any day which is not a Saturday, nor a Sunday nor a public holiday under the laws of the United States of America or The Commonwealth of Massachusetts applicable to a national bank.

          "Capital Bases" - At any time, the sum of (i) the consolidated Tangible Net Worth of Technologies and Subsidiaries then existing plug (ii) the principal amount of Subordinated Debt of Technologies then outstanding (nothing contained herein being deemed to authorize the incurrence of any additional Subordinated Debt).

          "Collateral" All property now or hereafter owned by any Borrower or in which any Borrower now or hereafter has any interest which is described as "Collateral" in any Security Agreement or in [Section]7.2(b) below.

          "Current Liabilities" - All consolidated liabilities of Technologies and Subsidiaries which are properly shown as current liabilities on a balance sheet of Technologies prepared in accordance with generally accepted accounting principles, including, without limitation, all payments under capitalized leases and fixed prepayments of, and sinking fund payments with respect to, Indebtedness required to be made within one year from the date of determination. "Current Liabilities" shall also and in any event be deemed to include the Revolving Loans.

          "ERISA" - The Employee Retirement Income Security Act of 1974, as amended.

          "Expiration Date" - December 1, 1996, unless extended pursuant to the terms of this letter agreement.

          "Indebtedness" - All obligations of a Person, whether current or long-term, senior or subordinated, which in accordance with generally accepted accounting principles would be included as liabilities upon such Person's balance sheet at the date as of which Indebtedness is to be determined, and shall also include guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

          "Intellectual Property Notices" - Collectively, the Technologies Intellectual Property Notices and the Xionics Intellectual Property Notices.

          "International Ltd." - As defined in Subsection 2.1(b)

          "Loan" - Any Revolving Loan or any Term Loan.

          "Loan Documents" - Each of this letter agreement, the Revolving Note, the Term Notes, the Security Agreements, the Intellectual Property Notices, and each other instrument, document or agreement evidencing, securing, guaranteeing or relating in any way to any of the Loans or any of the letters of credit issued hereunder, all whether now existing or hereafter arising or entered into.

          "Maximum Revolving Amount" - At any date as of which same is to be determined, the amount by which (x) $2,000,000 exceeds (y) the sum of (i) all then undrawn amounts of letters of credit issued by the Bank for the account of any Borrower plus (ii) all amounts then drawn on any such letter of credit which at said date shall not have been reimbursed to the Bank by the Borrowers.

          "Net Income" (or "Net Loss") - The book net income (or book net loss, as the case may be) of a Person for any period, after all taxes actually paid or accrued and all expenses and other charges determined in accordance with generally accepted accounting principles consistently applied.

          "Net Quick Assets" - Such current assets of the Borrowers as consist of cash, cash-equivalents and Receivables (less an allowance for bad debt consistent with the Borrowers' prior experience).

          "Notes" - Collectively, the Revolving Note and the Term Notes.

          "Obligations" - As defined in any of the Security Agreements.

          "Other Approved Foreign Receivables" - Receivables owed to International Ltd. or to any Borrower (each, an "Account Creditor") by account debtors not located in the United States which do not constitute Qualified Receivables or Qualified PhoenixPage International Receivables; provided that each such Other Approved Foreign Receivable meets all of the following criteria: (a) the relevant account debtor has been specifically approved for this purpose in writing by the Bank, which approval may be given, withheld or revoked by the Bank in its discretion; (b) such Receivable arises out of a BONA FIDE sale in the ordinary course of the Account Creditor's business made to a customer of the Account Creditor which is not an affiliate of the Account Creditor; (c) such Receivable remains unpaid no more than 90 days after the date of invoice of the relevant sale; (d) such Receivable satisfies all of the requirements to be a "Qualified Receivable" set forth in the last sentence of the definition of "Qualified Receivables" below; (e) payment of such Receivable is secured by a letter of credit or credit insurance with terms satisfactory to the Bank and issued by a bank or other credit enhancer satisfactory to the Bank; and (f) if the relevant Account Creditor is International Ltd., International Ltd. shall have delivered to the Bank (i) a guaranty of the obligations of the Borrowers in form and substance satisfactory to the Bank, (ii) instruments satisfactory to the Bank creating and perfecting in favor of the Bank a floating charge on the Receivables of International Ltd., (iii) certified copies of charter documents, by-laws, Directors votes and other documentation satisfactory to the Bank evidencing the legal existence of International Ltd., its corporate power to give the above-described guaranty and floating charge and due corporate approval of such guaranty and floating charge, and (iv) an opinion of English counsel to International Ltd. in form and substance satisfactory to the Bank.

          "PBGC" - The Pension Benefit Guaranty Corporation or any successor thereto.

          "Person" - An individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

          "Principal Office" - The principal place of business of the Bank, now located at 75 State Street, Boston, MA 02109.

          "Qualified PhoenixPage International Receivables" - Receivables now or hereafter owed to Technologies which arise out of sales of products and services within its PhoenixPage product line and which satisfy all of the criteria set forth below to be "Qualified Receivables" except that the relevant customer is not located in the United States.

          "Qualified Receivables" - Only those Receivables of any Borrower which arise out of BONA FIDE sales of products and services made to customers of such Borrower (which customers are located in the United States and are not Subsidiaries of or otherwise controlled by any Borrower) in the ordinary course of such Borrower's business and which remain unpaid no more than 90 days past the respective dates of invoice of such sales, the payment of which is not in dispute. Unless the Bank in its sole discretion otherwise determines with respect to any Receivable, a Receivable which would otherwise be a Qualified Receivable shall be deemed not to be a Qualified Receivable (i) if the Bank does not have a fully perfected first priority security interest in such Receivable; (ii) if such Receivable is not free and clear of all adverse interests in favor of any Person other than the Bank; (iii) if such Receivable is subject to any deduction, off-set, contra account, counterclaim or condition (provided that if only a portion of any such Receivable is subject to any such deduction, off-set, contra account, counterclaim or condition, then the balance of such Receivable which is not subject to such deduction, off-set, contra account, counterclaim or condition will not be-deemed excluded from Qualified Receivables by virtue of this clause (iii)); (iv) if a field examination made by the Bank fails to confirm that such Receivable exists and satisfies all of the criteria set forth herein to be a Qualified Receivable; (v) if such Receivable is not invoiced within such period of time as is consistent with the Borrowers' normal practices at the date hereof; (vi) if the customer or account debtor has disputed liability or made any claim with respect to the Receivable or the merchandise covered thereby or with respect to any other Receivable due from said customer to any Borrower; (vii) if the customer or account debtor has filed a petition for bankruptcy or any other application for relief under the Bankruptcy Code or has effected an assignment for the benefit of creditors, or if any petition or any other application for relief under the Bankruptcy Code has been filed against said customer or account debtor, or if the customer or account debtor has suspended business, become insolvent, ceased to pay its debts as they become due, or had or suffered a receiver or trustee to be appointed for any of its assets or affairs; (viii) if the customer or account debtor has failed to pay other Receivables so that an aggregate of 25% of the total Receivables owing to the Borrowers by such customer or account debtor has been outstanding for more than 90 days past their respective due dates; or (ix) if such Receivable is owed by the United States government or any agency or department thereof (unless assigned to the Bank under the Federal Assignment of Claims Act).

          "Qualifying Equipment" - Equipment purchased by a Borrower on or after April 1, 1995 for use in such Borrower's business which meets all of the following criteria: (i) such equipment consists of one of the items shown on the Equipment List heretofore delivered by the Borrowers to the Bank or has otherwise been approved by the Bank in its reasonable discretion for use in supporting a Term Loan, (ii) each item of such equipment has been delivered to and installed at the Premises and has become fully operational, and (iii) such Borrower has paid in full for each item of such equipment and holds title to same, free of all interests and claims of any other Person (other than the security interest of the Bank).

          "Receivables" - All present and future accounts, accounts receivable and notes, drafts, acceptances and other instruments representing or evidencing a right to payment for goods sold or for services rendered.

          "Security Agreements" - Collectively, the Technologies Security Agreement and the Xionics Security Agreement.

          "Senior Debt" - All Indebtedness of Technologies and/or any Subsidiary of Technologies which does not constitute Subordinated Debt.

          "Subordinated Debt" - Any Indebtedness of Technologies which is expressly subordinated, pursuant to a subordination agreement in form and substance satisfactory to the Bank, to all Indebtedness now or hereafter owed by Technologies to the Bank.

          "Subsidiary" - As to any Person, any corporation other entity of which said Person and/or any of its Subsidiaries, directly or indirectly, owns, or has the right to control or direct the voting of, fifty (50%) percent or more of the outstanding capital stock or other ownership interest having general voting power (under ordinary circumstances).

          "Tangible Net Worth" - An amount equal to the total assets of any Person (excluding (i) the total intangible assets of such Person and (ii) any assets representing amounts due from any officer or employee of such Person or from any other affiliate of such Person) minus the total liabilities of such Person. Total intangible assets shall be deemed to include, but shall not be limited to, the excess of cost over book value of acquired businesses accounted for by the purchase method, formulae, trademarks, trade names, patents, patent rights and deferred expenses (including, but not limited to, unamortized debt discount and expense, organizational expense, capitalized software costs and experimental and development expenses).

     Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

     7.2. SECURITY AGREEMENT. (a) The Borrowers acknowledge and agree that the "Obligations" described in and secured by the Security Agreements, include, without limitation, all of the obligations of each Borrower under the Revolving Note, the Term Notes and/or this letter agreement and/or with respect to any letter of credit which may be issued by the Bank for the account of any Borrower.

     (b) Each Security Agreement is hereby modified to provide as follows:

     (i) That the "Collateral" subject thereto includes, without limitation and in addition to the Collateral described therein, all of the relevant Borrower's files, books and records (including, without limitation, all electronically recorded data) all whether owned or existing or hereafter acquired, created or arising. Each Borrower hereby grants to the Bank a security interest in all such Collateral in order to secure the full and prompt payment and performance of all of the Obligations.

     (ii) That, upon the occurrence of any Event of Default (as defined in [Section]5.1 of this letter agreement), the Bank may, at any time, notify account debtors that the Collateral has been assigned to the Bank and that payments by such account debtors shall be made directly to the Bank. At any time after the occurrence of an Event of Default, the Bank may collect each Borrower's Receivables, or any of same, directly from account debtors and may charge to the Borrowers the direct out-of-pocket collection costs and expenses, including, in any event, reasonable attorneys' fees and expenses incurred by the Bank.

         This letter agreement is executed, as an instrument under seal, as of the day and year first above written.

                                             Very truly yours,

                                             XIONICS DOCUMENT TECHNOLOGIES, INC.

                                             By /s/
                                                --------------------------------
                                                Its Vice President and CFO

                                             XIONICS, INC.

                                             By
                                                --------------------------------
                                                Its Vice President and CFO

Accepted and agreed:

FLEET BANK OF MASSACHUSETTS, N.A.

By
   ------------------------------
     Its Vice President

By  /s/ Kimberly Martin
   ------------------------------
     Its Vice President

                               DISCLOSURE SCHEDULE


Item 2.1(a)        Jurisdictions in which each Borrower is qualified;
                   Disclosure of exceptions to representations re qualification; Subsidiaries of Technologies

Item 2.1(b)        Stock ownership

Item 2.1(e)        Litigation

Item 2.1(g) Disclosure of exceptions to representations re payment of taxes

Item 2.1(i)        Disclosure of transactions other than in the ordinary course

Item 2.1(j)        Location of Collateral; record owners of Premises

Item 2.1(k)        Intellectual Property

Item 4.1           Existing Indebtedness

Item 4.2           Existing Liens

Item 4.3           Existing Guaranties

                                                                        Item 1.4
                                                                        --------

                                 PROMISSORY NOTE
                                 ---------------

$                                                         Boston, Massachusetts
 -----------------------                                                 , 1995
                                                          ---------------

     FOR VALUE RECEIVED, the undersigned Xionics Document Technologies, Inc., a Delaware corporation ("Technologies") and Xionics, Inc., a Delaware corporation ("Xionics") (Technologies and Xionics being hereinafter referred to collectively as the "Borrowers" and individually as a "Borrower") hereby jointly and severally promise to pay to the order of FLEET BANK OF MASSACHUSETTS, N.A. (the
"Bank") the principal amount of [           ] ($      ) Dollars ("Principal"),
with interest, at the rate hereinafter set forth, on the daily balance of all unpaid Principal, from the date hereof until payment in full of all Principal and interest hereunder. As used herein, "Letter Agreement" means that certain letter agreement dated September 27, 1995 among the Borrowers and the Bank, as same may be from time to time amended.

     Interest on all unpaid Principal shall be due and payable monthly in arrears, on the first day of each month commencing on the first such date after the advance of any Principal and continuing on the first day of each month thereafter and on the date of payment of this note in full, at a fluctuating rate per annum (computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed) which shall at all times be equal to the sum of (i) one (1.0%) percent per annum plus (ii) the Prime Rate as in effect from time to time (but in no event in excess of the maximum rate permitted by then applicable law). A change in the aforesaid rate of interest will become effective on the same day on which any change in the Prime Rate is effective. Overdue Principal and, to the extent permitted by law, overdue interest from and after the date on which same becomes past due shall bear interest at a fluctuating rate per annum which at all times shall be equal to the sum of (i) two (2%) percent plus (ii) the per annum rate otherwise payable under this note (but in no event in excess of the maximum rate permitted by then applicable law), compounded monthly and payable on demand. As used herein, "Prime Rate" means that rate of interest per annum announced by the Bank from time to time as its prime rate, it being understood that such rate is merely a reference rate, not necessarily the lowest, which serves as the basis upon which effective rates of interest are calculated for obligations making reference thereto. If the entire amount of any required Principal and/or interest is not paid within ten (10) days after the same is due, the Borrowers shall pay (and shall be jointly and severally obligated to pay) to the Bank a late fee equal to five percent (5%) of the required payment, provided that such late fee shall be reduced to three percent (3%) of any required Principal and interest that is not paid within fifteen (15) days of the date it is due if this note is secured by a mortgage on an owner-occupied residence of 1-4 units.

     Principal shall be repaid in thirty-five (35) equal consecutive monthly installments (each in an amount equal to $ ___________ [1/36th of Principal]) commencing on [first day of month following date of note] and continuing on the first day of each month thereafter through and including [first day of 35th month following month in which note is executed], plus a thirty-sixth (36th) and final payment due on [first day of 36th month following month in which note is executed] in an amount equal to all then remaining Principal and all interest accrued but unpaid thereon. The Borrowers may at any time and from time to time prepay all or any portion of said Principal; provided that each such Principal prepayment shall be accompanied by payment of all interest on the amount so prepaid accrued but unpaid to the date of such prepayment. Any partial prepayment of Principal shall be applied against Principal installments in inverse order of normal maturity.

     Payments of both Principal and interest shall be made, in immediately available funds, at the principal office of the Bank (now located at 75 State Street, Boston, Massachusetts 02109), or at such other address as the Bank may from time to time designate.

     Each of the undersigned Borrowers irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to this note or on the books of the Bank, at or following the time of making the Term Loan (as defined in the Letter Agreement) evidenced by this note and of receiving any payment of Principal, an appropriate notation reflecting such transaction and the then unpaid balance of Principal. Failure of the Bank to make any such notation shall not, however, affect any obligation of any Borrower hereunder or under the Letter Agreement. Such unpaid balance of Principal, as recorded by the Bank from time to time on such schedule or on such books, shall constitute presumptive evidence of the outstanding principal amount of the Term Loan evidenced by this note.

     Each Borrower hereby (a) waives notice of and consents to any and all advances, settlements, compromises, favors and indulgences (including, without limitation, any extension or postponement of the time for payment), any and all receipts, substitutions, additions, exchanges and releases of collateral, and any and all additions, substitutions and releases of any person primarily or secondarily liable, (b) waives presentment, demand, notice, protest and all other demands and notices generally in connection with the delivery, acceptance,


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


performance, default or enforcement of or under this note, and (c) agrees to pay, to the extent permitted by law, all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred or paid by the Bank in enforcing this note and any collateral or security therefor, all whether or not litigation is commenced. This note is one of the Term Notes referred to in the Letter Agreement.

     This note is secured by, and is entitled to the benefits of, the Security Agreements (as defined in the Letter Agreement). This note is subject to prepayment as set forth in the Letter Agreement. The maturity of this note may be accelerated upon the occurrence of an Event of Default, as provided in the Letter Agreement. This note is the joint and several obligation of each of the undersigned.

     Executed, as an instrument under seal, as of the day and year first above written.

CORPORATE                                   XIONICS DOCUMENT TECHNOLOGIES, INC.
 SEAL

ATTEST:

_____________________________               By:_________________________________
Secretary                                       Its

CORPORATE                                   XIONICS, INC.
 SEAL

ATTEST:

_____________________________               By:_________________________________
Secretary                                       Its


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